UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 1, 2012

TRIANGLE PETROLEUM CORPORATION

(Exact name of registrant as specified in charter)

Nevada	001-34945	98-0430762
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	file number)	Identification No.)

1200 17th Street, Suite 2600, Denver, CO 80202

(Address of principal executive offices)

Registrant’s telephone number, including area code: (303) 260-7125

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 1, 2012, Triangle Caliber Holdings, LLC (“Triangle Caliber Holdings”), a wholly owned subsidiary of Triangle Petroleum Corporation (the “Company”), entered into a joint venture with FREIF Caliber Holdings LLC (“FREIF Caliber Holdings”), a wholly owned subsidiary of First Reserve Energy Infrastructure Fund, L.P. The newly formed joint venture entity, Caliber Midstream Partners, L.P. (“Caliber”), plans to provide crude oil, natural gas and water transmission services to the Company and third parties primarily within the Williston Basin of North Dakota and Montana.

In connection with the joint venture, Triangle Caliber Holdings entered into a Contribution Agreement, dated October 1, 2012 (the “Contribution Agreement”), with FREIF Caliber Holdings, Caliber, and Caliber Midstream GP LLC (“Caliber GP” and together with Caliber, the “Caliber Joint Venture Entities”). Pursuant to the terms of the Contribution Agreement, Triangle Caliber Holdings agreed to transfer certain assets, consisting primarily of rights-of-way located in McKenzie County, North Dakota, as well as cash consideration with an aggregate value of $30.0 million to the Caliber Joint Venture Entities in exchange for (A) a fifty percent (50%) membership interest in Caliber GP, (B) 3,000,000 Class A Units representing a thirty percent (30%) limited partner interest in Caliber, and (C) 4,000,000 Class A Trigger Units. Also pursuant to the terms of the Contribution Agreement, FREIF Caliber Holdings agreed to contribute $70.0 million to the Caliber Joint Venture Entities in exchange for (A) a fifty percent (50%) membership interest in Caliber GP and (B) 7,000,000 Class A Units representing a seventy percent (70%) limited partner interest in Caliber.

Upon the achievement of certain operational thresholds, the Class A Trigger Units held by Triangle Caliber Holdings will convert into Class A Units, resulting in Triangle Caliber Holdings and FREIF Caliber Holdings each owning a 50% limited partner interest in Caliber. A portion of the above referenced cash contribution amounts to Caliber by each of Triangle Caliber Holdings and FREIF Caliber Holdings were funded concurrently with the execution of the Contribution Agreement, with the balance of the contributions to be funded on a delayed basis.

Pursuant to the Contribution Agreement, each of Triangle Caliber Holdings and FREIF Caliber Holdings has agreed to indemnify the other and their respective officers, directors, employees, partners, members, equity holders, and agents and investment advisors against certain losses resulting from breaches of representations, warranties and covenants contained in the Contribution Agreement, subject to certain limitations.

Prior to the entry into the Contribution Agreement, there have been no material relationships between the Company and Triangle Caliber Holdings, on the one hand, and FREIF Caliber Holdings and First Reserve Energy Infrastructure Fund, L.P., on the other hand.

The above summary is qualified in its entirety by reference to the Contribution Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

While the Contribution Agreement sets forth the minimum initial capital contributions to the joint venture by Triangle Caliber Holdings and FREIF Caliber Holdings, the limited partnership agreement governing the joint venture permits the contribution of additional capital in return for additional Class A units in the joint venture.  FREIF Caliber Holdings has indicated that it intends to contribute an additional $80 million of capital in return for an additional 8,000,000 Class A Units, although it is not obligated to do so under the terms of the Contribution Agreement or the other joint venture documents.   Triangle Caliber Holdings is neither obligated nor has it committed to making any additional capital contribution to the joint venture beyond its $30 million initial capital contribution obligation set forth in the Contribution Agreement.

Item 7.01	Regulation FD Disclosure.

On October 1, 2012, the Company issued a press release announcing its joint venture with First Reserve Corporation and related transactions. A copy of the press release is attached hereto as Exhibit 99.1

The information in Item 7.01 of this Current Report and in Exhibit 99.1 attached hereto is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in Item 7.01 of this Current Report and in Exhibit 99.1 attached hereto shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1	Contribution Agreement, dated October 1, 2012, by and among Triangle Caliber Holdings, LLC, Caliber Midstream GP LLC, Caliber Midstream Partners, L.P., and FREIF Caliber Holdings LLC

Exhibit 99.1	Press Release, dated October 1, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 1, 2012	TRIANGLE PETROLEUM CORPORATION

	By:	/s/ Jonathan Samuels
Jonathan Samuels
President and Chief Executive Officer

Index to Exhibits

Exhibit
Number	Description

Exhibit 10.1*	Contribution Agreement, dated October 1, 2012, by and among Triangle Caliber Holdings, LLC, Caliber Midstream GP LLC, Caliber Midstream Partners, L.P., and FREIF Caliber Holdings LLC

Exhibit 99.1*	Press Release, dated October 1, 2012

*	Filed herewith.